Exhibit 99.1

NEWS MEDIA CONTACT:

Sears Holdings Public Relations

(847) 286-8371

FOR IMMEDIATE RELEASE:

February 23, 2012

SEARS HOLDINGS REPORTS FOURTH QUARTER AND FULL YEAR 2011 RESULTS

HOFFMAN ESTATES, Ill. – Sears Holdings Corporation (“Holdings,” “we,” “us,” “our” or the “Company”) (NASDAQ: SHLD) today reported its fourth quarter and full year 2011 results. In summary, we reported:

•	Adjusted EBITDA of $351 million for the fourth quarter of 2011, in line with our guidance on December 27, 2011 and $277 million for fiscal 2011;

•	Liquidity of $3.2 billion with cash balances of $754 million and nearly $2.5 billion of capacity on domestic and Canadian revolving credit facilities;

•	Inventory $544 million below the prior year’s balance;

•	Actions underway to further enhance liquidity and improve operating performance include:

•	Reducing expenses at the high end of previously provided range of $100 million to $200 million per year;

•	Planning to reduce peak inventory in 2012 in excess of previously announced $500 million to $580 million range and peak borrowing needs in excess of $350 million estimate;

•

Currently planning to separate Sears Hometown and Outlet businesses and certain hardware stores in the third quarter through a transfer to electing shareholders, which is expected to generate in the range of $400 million to $500 million in proceeds as announced today in a separate release; and

•	Completing real estate transaction for 11 stores for $270 million, which is expected to close in April 2012.

•

Sears Domestic’s comparable store sales declined 4.1% in the fourth quarter and 3.0% for fiscal 2011, Kmart’s comparable store sales declined 2.7% in the fourth quarter and 1.4% for fiscal 2011, and Sears Canada’s comparable store sales declined 7.5% in the fourth quarter and 7.7% for fiscal 2011;

•

Adjusted earnings per diluted share from continuing operations for the fourth quarter of $0.54 in 2011 and $3.67 in 2010 and adjusted loss per diluted share from continuing operations for the full year of $4.52 in 2011 and adjusted earnings per diluted share from continuing operations of $1.97 in 2010;

•

Accounting charges and other significant non-cash items of $2.5 billion and $2.7 billion recognized in the fourth quarter and full year of 2011, respectively, of which the majority related to the establishment of a valuation allowance against certain federal and state income deferred tax assets, an impairment charge on some goodwill balances, and store closure and severance charges. Collectively, these charges are expected to impact cash by less than $100 million for the quarter; and

•

Net loss from continuing operations attributable to Holdings’ shareholders for the fourth quarter and year of $2.4 billion and $3.1 billion ($22.47 and $29.15 loss per diluted share from continuing operations) and net income from continuing operations attributable to Holdings’ shareholders of $374 million and $122 million ($3.43 and $1.09 per diluted share from continuing operations), respectively, for the fourth quarter and year in 2010.

Lou D’Ambrosio, Sears Holdings’ Chief Executive Officer and President, said, “We are taking immediate actions to address our fourth quarter performance including cost and inventory reductions, honed and targeted marketing, margin actions, and bringing in new talent to strengthen our merchandising and leadership team, like Ron Boire, who was recently named Chief Merchant and President, Sears and Kmart Formats.”

D’Ambrosio continued, “It’s also important to distinguish between our earnings issue and the strength of our balance sheet, where we have significant assets and liquidity. We are further strengthening the balance sheet by approximately $1 billion through the actions we are announcing today regarding Hometown, Outlet, and Hardware stores, a real estate transaction, and inventory reductions.

As we operationally improve the business, we are also accelerating our actions to lead in Integrated Retail. We are combining our massive retail assets with a set of technology platforms we are building to reshape and deepen our relationships with Shop Your Way Reward members – at the store, online, and in the home.”

Financial Position

Rob Schriesheim, Sears Holdings’ Chief Financial Officer, said, “We are an asset-rich enterprise with substantial liquidity. As of the end of fiscal 2011, we had total liquidity of $3.2 billion, $2.2 billion of excess borrowing base under our domestic credit agreement, the ability under our credit agreement to bring in another $1 billion in cash through the existing accordion feature and we also had $760 million in second lien capacity. We have a substantial unencumbered real estate portfolio, well-established stand-alone businesses, including Lands’ End and Sears Canada. As separately announced today, the currently planned transfer of our Sears Hometown and Outlet businesses and certain hardware stores is expected, under current market conditions and other related factors, to generate approximately $400 million to $500 million in proceeds, which we currently anticipate closing in our fiscal third quarter. In addition, as separately announced, we also expect to close a transaction in our first quarter for the sale of 11 properties, which will generate $270 million in proceeds. These transactions, together with already announced actions to reduce cash invested in our inventory by $350 million, represent $1 billion in capital to supplement our $3.2 billion in existing liquidity.”

We had cash balances of $754 million at January 28, 2012 ($357 million domestic and $397 million at Sears Canada) as compared to $1.4 billion at January 29, 2011. Significant uses of our cash during 2011 included capital expenditures of $432 million, contributions to our pension and post-retirement benefit plans of $390 million, repurchases of our common stock of $183 million and other working capital needs. These uses of cash were partially funded by a net increase in borrowings of $308 million.

Merchandise inventories at January 28, 2012 were $8.4 billion, as compared to $9.0 billion at January 29, 2011. Domestic inventory decreased approximately $420 million to $7.7 billion at January 28, 2012. The decrease was primarily at Sears Domestic and was due to decreases in the tools and paint, consumer electronics, sporting goods, and home categories, partially offset by increased apparel inventory at both Lands’ End and Sears. Sears Canada’s inventory levels decreased approximately $123 million to $745 million at January 28, 2012, primarily as a result of clearing inventory, due to an enhanced focus on improving inventory productivity.

Total debt (consisting of short-term borrowings, long-term debt and capital lease obligations) was $3.5 billion at January 28, 2012, up from $3.2 billion at January 29, 2011. Debt of approximately $340 million related to Orchard Supply Hardware Stores is now presented in current and non-current liabilities of discontinued operations. Taking this into account, our total debt decreased from the prior year. Availability under our credit facilities was $2.5 billion ($1.8 billion domestic and $0.7 billion at Sears Canada).

Fourth Quarter and Full Year Revenues and Comparable Store Sales

Total revenues decreased $518 million to $12.5 billion for the quarter ended January 28, 2012. Full year revenues decreased $1.1 billion to $41.6 billion. The declines in total revenue were primarily due to lower comparable store sales and the effect of having fewer Kmart and Sears Full-line stores in operation. The fourth quarter and full year 2011 revenues included a decrease of $20 million and an increase of $171 million, respectively, due to foreign currency exchange rates.

For the quarter, domestic comparable store sales declined 3.4%, comprised of declines of 4.1% at Sears Domestic and 2.7% at Kmart. Sears Domestic’s fourth quarter sales decline was driven by the consumer electronics and appliances categories, partially offset by increases in the apparel, including Lands’ End in Sears’ stores, home and footwear categories. Kmart’s fourth quarter comparable store sales decline reflects decreases in the consumer electronics, which accounted for three quarters of the decline, pharmacy, jewelry and home categories, partially offset by an increase in the grocery and household category.

For the year, domestic comparable store sales declined 2.2%, with declines of 3.0% at Sears Domestic and 1.4% at Kmart. Decreases in sales at Sears Domestic were driven by appliances and consumer electronics, and were partially offset by increases in home. The Kmart declines in comparable store sales included decreases in the consumer electronics, pharmacy, home, apparel and jewelry categories, partially offset by an increase in the grocery and household category.

Beginning with the first quarter of 2011, we now include in comparable stores sales online sales from sears.com and kmart.com shipped directly to customers. These online sales increased 1% and 16% over last year for the fourth quarter and the year, respectively, and the change resulted in a positive benefit of approximately 10 basis points and 39 basis points to total domestic comparable sales for the fourth quarter and the year, respectively. Total online sales (which include order online, pickup in store as well as ship direct to customers) increased 12.6% for the quarter and 19.4% for the full year.

Operating Income/Loss

Operating loss was $691 million for the quarter ended January 28, 2012, compared to operating income of $658 million for the quarter ended January 29, 2011. The decrease in our operating income of $1.3 billion includes the impact of non-cash impairment charges related to goodwill balances, charges related to store closures and severance and other significant items. Excluding these items, operating income declined $557 million, primarily related to a decline in our gross margin dollars, given lower sales, and a decline in gross margin rate of 340 basis points, as well as an increase in selling and administrative expenses.

For the quarter, our gross margin declined $561 million to $3.1 billion in 2011. The total decline was primarily driven by decreases in the gross margin rate across all of our segments, and included charges of $93 million and $7 million in 2011 and 2010, respectively, related to store closures and a decrease of $6 million related to the impact of foreign currency exchange rates on gross margin at Sears Canada.

Kmart’s gross margin rate declined 440 basis points for the fourth quarter mainly due to reduced margins in apparel, toys and consumer electronics, as well as declines in other categories. The reduced margins in apparel were due to an increase in commodity costs, particularly cotton, and high inventory levels, which led to increased markdowns and clearance activity. Sears Domestic’s gross margin rate declined 280 basis points for the quarter primarily due to reduced margins in the consumer electronics, apparel and footwear categories, and declines in home services. Sears Domestic’s margin rate was also affected by Lands’ End’s typically strong outerwear business being impacted by an unseasonably warm winter. Sears Canada’s gross margin rate declined 190 basis points for the fourth quarter as a result of clearing inventory, due to an enhanced focus on improving inventory productivity.

Domestic selling and administrative expenses increased $182 million in the fourth quarter of 2011 compared to the fourth quarter of 2010 predominately due to increases in advertising, insurance and store closing expenses. Selling and administrative expenses at Sears Canada for the quarter decreased $10 million from last year, and included a decrease of $4 million related to the impact of foreign currency exchange rates. On a Canadian dollar basis, selling and administrative expenses decreased by $6 million, primarily due to reductions in advertising and marketing expenses, partially offset by severance expense incurred during the quarter.

Operating loss for the fourth quarter of 2011 included a non-cash impairment charge related to certain goodwill balances, expenses related to domestic pension plans, store closings, severance and hurricane losses, as well as gains on sales of assets, which aggregated to $847 million. Operating income for the fourth quarter of 2010 included expenses of $55 million related to domestic pension plans, store closings and severance.

See the attached schedule, “Adjusted Earnings per Share,” for a reconciliation from GAAP to as adjusted amounts, including adjusted earnings per diluted share from continuing operations.

Our effective tax rate for the fourth quarter was 216.6% in 2011 and 32.9% in 2010. The increase in our tax rate was primarily due to significant tax matters, which included a non-cash charge of $1.7 billion to establish a valuation allowance against certain deferred income tax assets.

Operating loss was $1.5 billion for the year ended January 28, 2012, compared to operating income of $437 million for the year ended January 29, 2011. The decrease in our operating income of $1.9 billion includes the impact of non-cash impairment charges related to goodwill balances, charges related to store closures and severance and other significant items. Excluding these items, operating income declined $1.1 billion, primarily related to a decline in our gross margin dollars, given lower sales, and a decline in gross margin rate of 180 basis points, and an increase in selling and administrative expenses.

For the year, our gross margin declined $1.1 billion to $10.6 billion in 2011. The total decline was primarily driven by decreases in the gross margin rate across all of our segments, and included charges of $130 million and $12 million in 2011 and 2010, respectively, related to store closures and an increase of $51 million related to the impact of foreign currency exchange rates on gross margin at Sears Canada.

Kmart’s gross margin rate declined 190 basis points in 2011 mainly due to higher commodity costs and markdowns in apparel, consumer electronics and home, as well as declines in most other categories. Sears Domestic’s gross margin rate declined 180 basis points in 2011 primarily due to reduced margins in the home appliance, consumer electronics, and Lands’ End categories and declines in home services. Sears Canada’s gross margin rate declined 170 basis points in 2011 as a result of clearing inventory, due to an enhanced focus on improving inventory productivity.

Domestic selling and administrative expenses increased $132 million from last year predominately due to increases in insurance and store closing expenses. Selling and administrative expenses at Sears Canada for 2011 increased $107 million from last year, and included an increase of $42 million related to the impact of foreign currency exchange rates. On a Canadian dollar basis, selling and administrative expenses increased by $65 million primarily due to increased investment in strategic projects and severance expense.

Operating income for 2011 included a non-cash impairment charge related to some goodwill balances, expenses related to domestic pension plans, store closings, severance and hurricane losses, and a net gain on sales of assets, which aggregated to $964 million. Operating income for 2010 included expenses of $156 million related to domestic pension plans, store closings and severance and a gain on sale of assets of $35 million. See the attached schedule, “Adjusted Earnings per Share,” for a reconciliation from GAAP to as adjusted amounts, including adjusted earnings per diluted share.

Our effective tax rate for the year was 78.2% in 2011 and 16.3% in 2010. The increase in our tax rate was primarily due to significant tax matters, which included a non-cash charge of $1.8 billion to establish a valuation allowance against certain deferred income tax assets.

Spin-Off of Orchard Supply Hardware Stores Corporation

On December 30, 2011, we completed the spin-off to our shareholders of all of the capital stock of Orchard Supply Hardware Stores Corporate (“Orchard”) that was owned by Holdings immediately prior to the spin-off. Accordingly, the activity for Orchard through the date of the spin-off is presented as discontinued operations in the accompanying financial statements. The spin-off reduced our consolidated debt balances by $275 million and year-to-date adjusted EBITDA through December 30, 2011 by $41 million.

Adjusted EBITDA

In addition to our net loss determined in accordance with GAAP, for purposes of evaluating operating performance, we use an Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (“Adjusted EBITDA”) measurement.

Adjusted EBITDA is computed as net income (loss) attributable to Sears Holdings Corporation appearing on the statements of operations excluding income (loss) attributable to noncontrolling interest, income tax expense, interest and investment income, other loss, interest expense, gain on sales of assets and depreciation and amortization. In addition, it is adjusted to exclude certain significant items as set forth below. Our management uses Adjusted EBITDA to evaluate the operating performance of our businesses, as well as executive compensation metrics, for comparable periods. Adjusted EBITDA should not be used by investors or other third parties as the sole basis for formulating investment decisions as it excludes a number of important cash and non-cash recurring items.

While Adjusted EBITDA is a non-GAAP measurement, management believes that it is an important indicator of operating performance because:

•	EBITDA excludes the effects of financing and investing activities by eliminating the effects of interest and depreciation costs;

•	Management considers gains/(losses) on the sale of assets to result from investing decisions rather than ongoing operations; and

•

Other significant items, while periodically affecting our results, may vary significantly from period to period and have a disproportionate effect in a given period, which affects the comparability of results.

Adjusted EBITDA was determined as follows:

	13 Weeks Ended		52 Weeks Ended
millions	January 28, 2012	January 29, 2011	January 28, 2012	January 29, 2011
Net income (loss) attributable to SHC per statement of operations	$(2,403)	$374	$(3,140)	$133
Income (loss) attributable to noncontrolling interest	(1)	8	(7)	17
(Income) loss from discontinued operations, net of tax	17	—	27	(11)
Income tax expense	1,633	187	1,369	27
Interest expense	73	93	289	293
Interest and investment income	(10)	(8)	(41)	(36)
Other loss	—	4	2	14
Gain on sales of assets	(29)	(14)	(64)	(67)
Depreciation and amortization	212	230	853	869

Before excluded items	(508)	874	(712)	1,239

Impairment charges	649	—	649	—
Closed store reserve and severance	189	13	254	26
Domestic pension expense	18	32	74	120
Hurricane losses	3	—	12	—

Adjusted EBITDA as defined	$351	$919	$277	$1,385

% to revenues	2.8%	7.1%	0.7%	3.2%

Adjusted EBITDA for our segments are as follows:

	13 Weeks Ended
	Adjusted EBITDA		% To Revenues
millions	January 28, 2012	January 29, 2011	January 28, 2012	January 29, 2011
Kmart	$158	$375	3.3%	7.5%
Sears Domestic	96	406	1.5%	6.2%
Sears Canada	97	138	7.3%	9.5%

Total Adjusted EBITDA	$351	$919	2.8%	7.1%

	52 Weeks Ended
	Adjusted EBITDA		% To Revenues
millions	January 28, 2012	January 29, 2011	January 28, 2012	January 29, 2011
Kmart	$172	$508	1.1%	3.3%
Sears Domestic	4	558	0.0%	2.5%
Sears Canada	101	319	2.2%	6.7%

Total Adjusted EBITDA	$277	$1,385	0.7%	3.2%

Forward-Looking Statements

Results are preliminary and unaudited. This press release contains forward-looking statements about our expectations for the fourth quarter of fiscal 2011. This press release also contains forward-looking statements about our expectations for the real estate transaction for 11 stores and the separation of our Sears Hometown and Outlet businesses and certain hardware stores (collectively, “Newco”), including the timing of the transactions, the amount we expect to receive as a result of the transactions, and the intended structure of the Newco transaction. Forward-looking statements are subject to risks and uncertainties that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. Such statements are based upon the current beliefs and expectations of our management and are subject to significant risks and uncertainties. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: changes in our accounting and other assumptions with respect to the value of Newco; the actual valuation of Newco by our shareholders and other third parties; the extent to which we are able to complete the Newco transaction on terms that are favorable to us; the operational and financial profile of Holdings or any of its businesses and Newco after giving effect to the Newco transaction; the ability of Newco to operate as an independent entity, including its ability to source merchandise on acceptable terms; the timing and uncertainty of completion of the real estate and Newco transactions; our ability to offer merchandise and services that our customers want, including our proprietary brand products; we do not have commitments from lenders for incremental financings under the accordion feature of our domestic credit agreement and additional second lien financings; our ability to successfully implement initiatives to improve inventory management and other capabilities; competitive conditions in the retail and related services industries; worldwide economic conditions and business uncertainty, including the impact of rising fuel prices, the availability of consumer and commercial credit, changes in consumer confidence, tastes, preferences and spending, and changes in vendor relationships, including the impact of increases in the cost of raw materials experienced by certain of our vendors; the impact of seasonal buying patterns, including seasonal fluctuations due to weather conditions, which are difficult to forecast with certainty; our dependence on sources outside the United States for significant amounts of our merchandise; our extensive reliance on computer systems to process transactions, summarize results and manage our business; our reliance on third parties to provide us with services in connection with the administration of certain aspects of our business; impairment charges for goodwill and intangible assets or fixed-asset impairment for long-lived assets; our ability to attract, motivate and retain key executives and other associates; the outcome of pending and/or future legal proceedings, including product liability claims and proceedings with respect to which the parties have reached a preliminary settlement; and the timing and amount of required pension plan funding. We intend the forward-looking statements to speak only as of the time made and do not undertake to update or revise them as more information becomes available.

Webcast Details

Sears Holdings Corporation will host a conference call and webcast at 8:00 a.m. EST today to discuss the information included in this press release and related matters. The session may be accessed at http://www.searsholdings.com/invest/.

About Sears Holdings Corporation

Sears Holdings Corporation is one of the largest broadline retailers with over 4,000 full-line and specialty retail stores in the United States and Canada. Sears Holdings is the leading home appliance retailer as well as a leader in tools, lawn and garden, consumer electronics and automotive repair and maintenance. Sears Holdings is the 2011 ENERGY STAR® Retail Partner of the Year. Key proprietary brands include Kenmore, Craftsman and DieHard, and a broad apparel offering, including such well-known labels as Lands’ End, Jaclyn Smith and Joe Boxer, as well as the Apostrophe and Covington brands. It also has the Country Living collection, which is offered by Sears and Kmart. We are the nation’s largest provider of home services, with more than 15 million service calls made annually. Sears Holdings Corporation operates through its subsidiaries, including Sears, Roebuck and Co. and Kmart Corporation. For more information, visit Sears Holdings’ website at www.searsholdings.com. Twitter: @searsholdings | |Facebook: http://www.facebook.com/SHCCareers

* * * * *

Sears Holdings Corporation

Consolidated Statements of Operations

(Unaudited)

Amounts are Preliminary and Subject to Change

	13 Weeks Ended		52 Weeks Ended
millions, except per share data	January 28, 2012	January 29, 2011	January 28, 2012	January 29, 2011

REVENUES
Merchandise sales and services	$12,484	$13,002	$41,567	$42,664

COSTS AND EXPENSES
Cost of sales, buying and occupancy	9,422	9,379	30,966	31,000
Gross margin dollars	3,062	3,623	10,601	11,664
Gross margin rate	24.5%	27.9%	25.5%	27.3%

Selling and administrative	2,921	2,749	10,664	10,425
Selling and administrative expense as a percentage of total revenues	23.4%	21.1%	25.7%	24.4%

Depreciation and amortization	212	230	853	869
Impairment charges	649	—	649	—
Gain on sales of assets	(29)	(14)	(64)	(67)

Total costs and expenses	13,175	12,344	43,068	42,227

Operating income (loss)	(691)	658	(1,501)	437
Interest expense	(73)	(93)	(289)	(293)
Interest and investment income	10	8	41	36
Other loss	—	(4)	(2)	(14)

Income (loss) from continuing operations before income taxes	(754)	569	(1,751)	166
Income tax expense	(1,633)	(187)	(1,369)	(27)

Income (loss) from continuing operations	(2,387)	382	(3,120)	139
Income (loss) from discontinued operations, net of tax	(17)	—	(27)	11

Net income (loss)	(2,404)	382	(3,147)	150
(Income) loss attributable to noncontrolling interest	1	(8)	7	(17)

NET INCOME (LOSS) ATTRIBUTABLE TO HOLDINGS’ SHAREHOLDERS	$(2,403)	$374	$(3,140)	$133

Amounts attributable to Holdings’ shareholders:
Income (loss) from continuing operations, net of tax	$(2,386)	$374	$(3,113)	$122
Income (loss) from discontinued operations, net of tax	(17)	—	(27)	11

Net income (loss)	$(2,403)	$374	$(3,140)	$133

INCOME (LOSS) PER COMMON SHARE:
Diluted:
Continuing operations	$(22.47)	$3.43	$(29.15)	$1.09
Discontinued operations	(0.16)	—	(0.25)	0.10

	$(22.63)	$3.43	$(29.40)	$1.19

Diluted weighted average common shares outstanding	106.2	109.1	106.8	111.7

Sears Holdings Corporation

Condensed Consolidated Balance Sheets

Amounts are Preliminary and Subject to Change

	(Unaudited)
millions	January 28, 2012	January 29, 2011

ASSETS
Current assets
Cash and cash equivalents	$747	$1,359
Restricted cash	7	15
Accounts receivable	695	689
Merchandise inventories	8,407	8,951
Prepaid expenses and other current assets	388	334
Current assets of discontinued operations	—	212

Total current assets	10,244	11,560

Property and equipment, net	6,577	7,102
Goodwill	841	1,392
Trade names and other intangible assets	2,937	2,993
Other assets	782	899
Non-current assets of discontinued operations	—	414

TOTAL ASSETS	$21,381	$24,360

LIABILITIES
Current liabilities
Short-term borrowings	$1,175	$360
Current portion of long-term debt and capitalized lease obligations	230	489
Merchandise payables	2,912	3,046
Unearned revenues	964	976
Other taxes	523	546
Short-term deferred tax liabilities	516	165
Other current liabilities	2,892	2,937
Current liabilities of discontinued operations	—	124

Total current liabilities	9,212	8,643

Long-term debt and capitalized lease obligations	2,088	2,344
Pension and post-retirement benefits	2,738	2,151
Long-term deferred tax liabilities	816	—
Other long-term liabilities	2,186	2,207
Non-current liabilities of discontinued operations	—	401

Total Liabilities	17,040	15,746

Total Equity	4,341	8,614

TOTAL LIABILITIES AND EQUITY	$21,381	$24,360

Total common shares outstanding	106.3	108.9

Sears Holdings Corporation

Segment Results

(Unaudited)

Amounts are Preliminary and Subject to Change

	13 Weeks Ended January 28, 2012
millions, except store data	Kmart	Sears Domestic	Sears Canada	Sears Holdings
Merchandise sales and services	$4,840	$6,308	$1,336	$12,484

Cost of sales, buying and occupancy	3,807	4,674	941	9,422
Gross margin dollars	1,033	1,634	395	3,062
Gross margin rate	21.3%	25.9%	29.6%	24.5%

Selling and administrative	936	1,674	311	2,921
Selling and administrative expense as a percentage of total revenues	19.3%	26.5%	23.3%	23.4%
Depreciation and amortization	38	148	26	212
Impairment charges	15	634	—	649
Gain on sales of assets	(25)	(4)	—	(29)

Total costs and expenses	4,771	7,126	1,278	13,175

Operating income (loss)	$69	$(818)	$58	$(691)

Number of:
Kmart Stores	1,305	—	—	1,305
Full-Line Stores	—	867	122	989
Specialty Stores	—	1,338	378	1,716

Total Stores	1,305	2,205	500	4,010

	13 Weeks Ended January 29, 2011
millions, except store data	Kmart	Sears Domestic	Sears Canada	Sears Holdings
Merchandise sales and services	$4,999	$6,544	$1,459	$13,002

Cost of sales, buying and occupancy	3,714	4,665	1,000	9,379
Gross margin dollars	1,285	1,879	459	3,623
Gross margin rate	25.7%	28.7%	31.5%	27.9%

Selling and administrative	915	1,513	321	2,749
Selling and administrative expense as a percentage of total revenues	18.3%	23.1%	22.0%	21.1%
Depreciation and amortization	40	163	27	230
(Gain) loss on sales of assets	(1)	1	(14)	(14)

Total costs and expenses	4,668	6,342	1,334	12,344

Operating income (loss)	$331	$202	$125	$658

Number of:
Kmart Stores	1,307	—	—	1,307
Full-Line Stores	—	894	122	1,016
Specialty Stores	—	1,265	361	1,626

Total Stores	1,307	2,159	483	3,949

Sears Holdings Corporation

Segment Results

(Unaudited)

Amounts are Preliminary and Subject to Change

	52 Weeks Ended January 28, 2012
millions, except store data	Kmart	Sears Domestic	Sears Canada	Sears Holdings
Merchandise sales and services	$15,285	$21,649	$4,633	$41,567

Cost of sales, buying and occupancy	11,818	15,849	3,299	30,966
Gross margin dollars	3,467	5,800	1,334	10,601
Gross margin rate	22.7%	26.8%	28.8%	25.5%

Selling and administrative	3,371	6,042	1,251	10,664
Selling and administrative expense as a percentage of total revenues	22.1%	27.9%	27.0%	25.7%
Depreciation and amortization	149	601	103	853
Impairment charges	15	634	—	649
Gain on sales of assets	(34)	(30)	—	(64)

Total costs and expenses	15,319	23,096	4,653	43,068

Operating loss	$(34)	$(1,447)	$(20)	$(1,501)

Number of:
Kmart Stores	1,305	—	—	1,305
Full-Line Stores	—	867	122	989
Specialty Stores	—	1,338	378	1,716

Total Stores	1,305	2,205	500	4,010

	52 Weeks Ended January 29, 2011
millions, except store data	Kmart	Sears Domestic	Sears Canada	Sears Holdings
Merchandise sales and services	$15,593	$22,275	$4,796	$42,664

Cost of sales, buying and occupancy	11,757	15,910	3,333	31,000
Gross margin dollars	3,836	6,365	1,463	11,664
Gross margin rate	24.6%	28.6%	30.5%	27.3%

Selling and administrative	3,341	5,940	1,144	10,425
Selling and administrative expense as a percentage of total revenues	21.4%	26.7%	23.9%	24.4%
Depreciation and amortization	149	620	100	869
Gain on sales of assets	(7)	(46)	(14)	(67)

Total costs and expenses	15,240	22,424	4,563	42,227

Operating income (loss)	$353	$(149)	$233	$437

Number of:
Kmart Stores	1,307	—	—	1,307
Full-Line Stores	—	894	122	1,016
Specialty Stores	—	1,265	361	1,626

Total Stores	1,307	2,159	483	3,949

Sears Holdings Corporation

Adjusted EBITDA

Amounts are Preliminary and Subject to Change

	13 Weeks Ended
millions	January 28, 2012				January 29, 2011
	Kmart	Sears Domestic	Sears Canada	Sears Holdings	Kmart	Sears Domestic	Sears Canada	Sears Holdings
Operating income (loss) per statement of operations	$69	$(818)	$58	$(691)	$331	$202	$125	$658
Depreciation and amortization	38	148	26	212	40	163	27	230
(Gain) loss on sales of assets	(25)	(4)	—	(29)	(1)	1	(14)	(14)

Before excluded items	82	(674)	84	(508)	370	366	138	874

Closed store reserve and severance	61	115	13	189	5	8	—	13
Impairment charges	15	634	—	649	—	—	—	—
Domestic pension expense	—	18	—	18	—	32	—	32
Hurricane losses	—	3	—	3	—	—	—	—

Adjusted EBITDA as defined	$158	$96	$97	$351	$375	$406	$138	$919

% to revenues	3.3%	1.5%	7.3%	2.8%	7.5%	6.2%	9.5%	7.1%

	52 Weeks Ended
millions	January 28, 2012				January 29, 2011
	Kmart	Sears Domestic	Sears Canada	Sears Holdings	Kmart	Sears Domestic	Sears Canada	Sears Holdings
Operating income (loss) per statement of operations	$(34)	$(1,447)	$(20)	$(1,501)	$353	$(149)	$233	$437
Depreciation and amortization	149	601	103	853	149	620	100	869
Gain on sales of assets	(34)	(30)	—	(64)	(7)	(46)	(14)	(67)

Before excluded items	81	(876)	83	(712)	495	425	319	1,239

Closed store reserve and severance	76	160	18	254	13	13	—	26
Impairment charges	15	634		649	—	—	—	—
Domestic pension expense	—	74	—	74	—	120	—	120
Hurricane losses	—	12	—	12	—	—	—	—

Adjusted EBITDA as defined	$172	$4	$101	$277	$508	$558	$319	$1,385

% to revenues	1.1%	0.0%	2.2%	0.7%	3.3%	2.5%	6.7%	3.2%

Sears Holdings Corporation

Adjusted Earnings per Share

Amounts are Preliminary and Subject to Change

	13 Weeks Ended January 28, 2012
millions, except per share data	GAAP	Domestic Pension Expense	Closed Store Reserve and Severance	Gain on Sales of Assets	Hurricane Losses	Goodwill Impairment	Tax Matters	Discontinued Operations	As Adjusted
Cost of sales, buying and occupancy impact	$9,422	$—	$(93)	$—	$—	$—	$—	$—	$9,329
Selling and administrative impact	2,921	(18)	(96)	—	(3)	—	—	—	2,804
Impairment charges impact	649	—	(98)	—	—	(551)	—	—	—
Gain on sales of assets impact	(29)	—	—	12	—	—	—	—	(17)
Operating income (loss) impact	(691)	18	287	(12)	3	551	—	—	156
Other loss impact	—	—	—	—	—	—	—	—	—
Income tax expense impact	(1,633)	(7)	(108)	5	(1)	—	1,709	—	(35)
Income (loss) from discontinued operations, net of tax impact	(17)	—	—	—	—	—	—	17	—
(Income) loss attributable to noncontrolling interest impact	1	—	(1)	—	—	—	—	—	—
After tax and noncontrolling interest impact	(2,403)	11	178	(7)	2	551	1,709	17	58
Diluted income (loss) per share impact	$(22.63)	$0.10	$1.68	$(0.07)	$0.02	$5.19	$16.09	$0.16	$0.54

	13 Weeks Ended January 29, 2011
millions, except per share data	GAAP	Domestic Pension Expense	Closed Store Reserve and Severance	Mark-to- Market Losses	Tax Matters	As Adjusted
Cost of sales, buying and occupancy impact	$9,379	$—	$(7)	$—	$—	$9,372
Selling and administrative impact	2,749	(32)	(6)	—	—	2,711
Depreciation and amortization impact	230	—	(10)	—	—	220
Operating income (loss) impact	658	32	23	—	—	713
Other loss impact	(4)	—	—	5	—	1
Income tax expense impact	(187)	(11)	(8)	(2)	(13)	(221)
After tax and noncontrolling interest impact	374	21	15	3	(13)	400
Diluted income (loss) per share impact	$3.43	$0.19	$0.14	$0.03	$(0.12)	$3.67

	52 Weeks Ended January 28, 2012
millions, except per share data	GAAP	Domestic Pension Expense	Closed Store Reserve and Severance	Mark-to- Market Losses	Gain on Sales of Assets	Hurricane Losses	Goodwill Impairment	Tax Matters	Discontinued Operations	As Adjusted
Cost of sales, buying and occupancy impact	$30,966	$—	$(130)	$—	$—	$—	$—	$—	$—	$30,836
Selling and administrative impact	10,664	(74)	(124)	—	—	(12)	—	—	—	10,454
Depreciation and amortization impact	853	—	(8)	—	—	—	—	—	—	845
Impairment charges impact	649	—	(98)	—	—	—	(551)	—	—	—
Gain on sales of assets impact	(64)	—	—	—	33	—	—	—	—	(31)
Operating income (loss) impact	(1,501)	74	360	—	(33)	12	551	—	—	(537)
Other loss impact	(2)	—	—	6	—	—	—	—	—	4
Income tax expense impact	(1,369)	(28)	(134)	(2)	13	(5)	—	1,819	—	294
Income (loss) from discontinued operations, net of tax impact	(27)	—	—	—	—	—	—	—	27	—
(Income) loss attributable to noncontrolling interest impact	7	—	(1)	(1)	—	—	—	—	—	5
After tax and noncontrolling interest impact	(3,140)	46	225	3	(20)	7	551	1,819	27	(482)
Diluted income (loss) per share impact	$(29.40)	$0.43	$2.10	$0.03	$(0.19)	$0.07	$5.16	$17.03	$0.25	$(4.52)

	52 Weeks Ended January 29, 2011
millions, except per share data	GAAP	Domestic Pension Expense	Closed Store Reserve and Severance	Mark-to- Market Losses	Gain on Sales of Real Estate	Canadian Dividend Tax Impact	Tax Matters	Discontinued Operations	As Adjusted
Cost of sales, buying and occupancy impact	$31,000	$—	$(12)	$—	$—	$—	$—	$—	$30,988
Selling and administrative impact	10,425	(120)	(14)	—	—	—	—	—	10,291
Depreciation and amortization impact	869	—	(10)	—	—	—	—	—	859
Gain on sales of assets impact	(67)	—	—	—	35	—	—	—	(32)
Operating income (loss) impact	437	120	36	—	(35)	—	—	—	558
Other loss impact	(14)	—	—	6	—	—	—	—	(8)
Income tax expense impact	(27)	(24)	(6)	(1)	7	9	(13)	—	(55)
Income (loss) from discontinued operations, net of tax impact	11	—	—	—	—	—	—	(11)	—
(Income) loss attributable to noncontrolling interest impact	(17)	—	—	(1)	—	—	—	—	(18)
After tax and noncontrolling interest impact	133	96	30	4	(28)	9	(13)	(11)	220
Diluted income (loss) per share impact	$1.19	$0.86	$0.27	$0.04	$(0.25)	$0.08	$(0.12)	$(0.10)	$1.97